Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Studio City International Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Not applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)(4)	Maximum Aggregate Offering Price(3)(4)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees previously paid	Equity	Class A ordinary shares, par value US$0.0001 per share(5)

Fees previously paid	Equity	Preferred shares

Fees previously paid	Other	Subscription rights(6)

Fees previously paid	Other	Warrants

Fees previously paid	Debt	Debt Securities

Fees previously paid	Unallocated (Universal) Shelf		Rule 457(o)			US$1,000,000,000	US$0.0000927	US$92,700

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					US$1,000,000,000	US$0.0000927	US$92,700

	Total Fees Previously Paid							US$92,700

	Total Fee Offsets							US$-

	Net Fee Due							US$0

(1)

Includes (i) securities initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public and (ii) securities that may be purchased by the underwriters pursuant to an option to purchase additional securities. These securities are not being registered for the purposes of sales outside of the United States.

(2)

This registration statement covers an indeterminate number of securities of each identified class as may from time to time be issued at indeterminate prices not to exceed an aggregate initial offering price of US$1.0 billion. The securities being registered also include such indeterminate number of securities as may be issued upon exercise, conversion or exchange of other securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(3)

The proposed maximum aggregate offering price of each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to the General Instruction II.C. of Form F-3 under the Securities Act of 1933, as amended, or the Securities Act.

(4)

The proposed maximum aggregate offering price has been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act and reflects the maximum offering price of securities registered hereunder.

(5)

The Class A ordinary shares may be represented by the Registrant’s American Depositary Shares, or ADSs, each representing four Class A ordinary shares. ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-227759).

(6)	Rights evidencing the right to purchase Class A ordinary shares, including Class A ordinary shares represented by ADSs.